Calculation of Filing Fee Tables

Form S-8

(Form Type)

PANGAEA LOGISTICS SOLUTIONS LTD.
(Exact Name of Registrant as Specified in Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 Par Value	Rule 457(c) and (h)	1700000 (2)	$4.79	$8,143,000	0.0000927	$755
Total Offering Amounts					$8,143,000		$755
Total Fee Offsets							—
Net Fee Due							$755

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)    Represents 1,700,000 additional shares of Common Stock that will become available for issuance pursuant to the 2014 Amended and Restated Equity Incentive Plan.

(3)    Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the shares of the Company’s common stock as reported on the NASDAQ Stock Exchange on September 20, 2022.